Exhibit 5.1

[Latham & Watkins Letterhead]

September 20, 2006

Varsity Group Inc.

1300 19th St. NW, 8th Floor

Washington D.C. 20036

Ladies and Gentlemen:

In connection with the registration by Varsity Group Inc., a Delaware corporation (the “Company”), of 555,671 shares of common stock, par value $0.0001 per share (the “Shares”), issuable under the Company’s 1998 Stock Option Plan, as amended (the “Plan”), under the Securities Act of 1933, as amended, on Form S–8 filed with the Securities and Exchange Commission on September 20, 2006 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plan, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Latham & Watkins LLP